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                                                                    Exhibit 99.1

[Logo of Intergrated Circuit Systems, Inc. appears here]

                       INTEGRATED CIRCUIT SYSTEMS, INC.


                                        Corporate Headquarters
                                        2435 Boulevard of the Generals
                                        P.O. Box 968
                                        Valley Forge, PA 19482-0968
                                        Phone: 610-630-5300
                                        Fax: 610-630-5399
                                        Web Site: http://www.icst.com


FOR IMMEDIATE RELEASE


                      INTEGRATED CIRCUIT SYSTEMS BELIEVES
                           LAWSUIT IS WITHOUT MERIT

VALLEY FORGE, PA - JANUARY 28, 1999 - Integrated Circuit Systems, Inc. (Nasdaq:
ICST) announced today that a purported class action lawsuit was filed with respect to the Company's recently announced merger agreement. ICS believes that the purported class action lawsuit is without merit. The Company intends to vigorously defend the action.

The purported class action lawsuit was filed on January 27, 1999, by two individual stockholders of the Company in the Court of Common Pleas of Montgomery County, Pennsylvania, seeking to enjoin the merger agreement announced by ICS on January 20, 1999.

Rudolf Gassner, ICS' Chairman of the Board, said, "The Board of Directors of Integrated Circuit Systems firmly believes that the merger agreement is in the best interests of all ICS shareholders, and we are confident that the facts will bear this out."

In reaching its decision to approve the merger, a Special Committee of the Board of Directors, comprised of two independent Directors unaffiliated with the investor group, was advised by its financial advisor, Pennsylvania Merchant Group, which rendered a written opinion that the $21.25 acquisition price is fair to the unaffiliated holders of common stock of Integrated Circuit Systems from a financial point of view.

As announced on January 20, 1999, the Company entered into a definitive merger agreement under which an investor group comprised of its senior management together with affiliates of Bain Capital Inc. and Bear, Stearns & Co. Inc. will acquire all of the outstanding shares of ICS at a cash price of $21.25 per share. Shareholders will have an opportunity to vote on the merger at a Special Meeting of Shareholders expected to take place in May or June 1999, after a proxy statement providing more details about the merger is prepared and sent to shareholders.

                                    -more-
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The merger agreement and a letter containing additional information regarding the merger agreement are on file with the Securities and Exchange Commission
(SEC). The Company's SEC filings are available to the public on the Internet at http://www.sec.gov.
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Integrated Circuit Systems Inc. is a manufacturer of integrated circuit products focusing on the design and marketing of mixed signal integrated circuits for frequency timing, multimedia and data communications applications. The Company is headquartered in Valley Forge, Pennsylvania with a major facility in San
Jose, California.

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Contact:


Dan Katcher/Brian Faw                   Arthur Crozier
Abernathy MacGregor Frank               Innisfree M&A
212-371-5999                            212-750-5833